Exhibit 4.16

•	Loan Agreement

In addition to the above agreements, the contractual agreements with respect to some Consolidated Entities also include a loan agreement with the principal terms and conditions as below.

Parties:

(1)	an applicable PRC Subsidiary (for the purpose of the Loan Agreement, the “Lender”); and

(2)	the Nominee Shareholder(s) of an applicable Consolidated Entity (for the purpose of the Loan Agreement, the “Borrower”).

Key Terms:

(1)	The Lender agrees to provide to the Borrower, and the Borrower agrees to accept a loan with a certain principal amount in RMB in accordance with the terms and conditions of the Loan Agreement.

(2)	The loan shall be only used by the Borrower for acquiring the equity interest in the Consolidated Entity.

(3)

The term of the loan commences from the date when the Borrower receives the loan until ten (10) years after the execution of the Loan Agreement and may be renewed upon written agreement of the parties thereto.

(4)

If any of the following events occurs, the Lender may, by serving a written notice to the Borrower, demand that the loan under the Loan Agreement should become due and payable immediately and the Borrower should immediately repay the loan in the manner as specified in the Loan Agreement:

(i)	The Borrower resigns from or is dismissed by the Lender or its affiliates;

(ii)	The Borrower dies or becomes a person without capacity or with limited capacity for civil acts;

(iii)	The Borrower commits a crime or is involved in a crime;

(iv)	Any other third party claims more than a specific amount against the Borrower;

(v)

Any representations or warranties are proved untrue when such representations or warranties were made by the Borrower or contains any error(s) in any material aspects; or the Borrower breaches any of such representation or warranty; or

(vi)	Subject to PRC laws, the Lender has notified the Borrower and/or the Consolidated Entity in writing of exercising its purchase option in accordance with the Exclusive Option Agreement.

(5)

Both parties agree and confirm that, if at the time of the Lender’s exercise of the purchase option under the Exclusive Option Agreement, the lowest purchase price permitted under the then applicable laws and regulations is higher than the original investment price actually paid by the Borrower, the purchase price to exercise the option shall be such lowest price permitted by the applicable law. Both parties agree to execute an Exclusive Option Agreement to specify the above matters.

(6)

Both parties agree and confirm that the Nominee Shareholder must repay the loan only in the following manner: if permitted by PRC laws, the Borrower or its successor or assign shall transfer the equity interests in the Consolidated Entity to the Offshore Holding Company/Lender or its designated persons and use the proceeds from such transfer to repay the loan, when the loan is due and the Lender gives a written notice.

(7)	The Borrower, among others, covenants that:

(i)

He/she/it must not sell, transfer, pledge or otherwise dispose in any other manner of his/her/its equity or other interests in the Consolidated Entity, or allow the creation of other security interests thereon, without the Lender’s prior written consent, except for equity pledges or other rights created for the benefit of the Lender;

(ii)

He/she/it must not vote for at shareholder’s meetings of the Consolidated Entity or execute any shareholders’ resolutions approving the sale, transfer, pledge, disposition in any other manner, or the creation of any other security interest on, any legal or beneficial interest in the equity of the Consolidated Entity without the Lender’s prior written consent, except for those for the benefit of the Lender or its designated persons;

(iii)

He/she/it must not vote for at shareholder’s meetings of the Consolidated Entity or execute any shareholders’ resolutions approving the Consolidated Entity to merge or combine with, acquire or invest in any entity without the Lender’s prior written consent;

(iv)	He/she/it must promptly inform the Lender of any pending or threatened litigation, arbitration or regulatory proceeding concerning the equity interests of the Consolidated Entity; and

(v)	He/she/it must not commit any act or omission that may materially affect the assets, business and liabilities of the Consolidated Entity without the Lender’s prior written consent;

(vi)	He/she/it must procure the Consolidated Entity to maintain and operate its business and deal with matters prudently and effectively, in accordance with good financial and business rules and practices

(8)	The Borrower further covenants that he/she/it shall cause the Consolidated Entity not to engage in any of the following actions without the Lender’s prior written consent:

(i)	To supply, amend or modify its articles of association, or to increase or decrease its registered capital, or to change its capital structure in any way;

(ii)	To sell, transfer, mortgage, dispose of in any other manner, or to create other security interest on, any of its assets, business or the legal or beneficial right to its revenues;

(iii)

To create, assume, guarantee or permit any liability, except for (i) liabilities incurred in the ordinary course of business, excluding loans; and (ii) liabilities as disclosed to and approved by the Lender in writing; and

(iv)

To distribute dividends to its shareholders in any form, except for the case where the Consolidated Entity shall promptly distributable all its distributable profits to each of its shareholders upon the Lender’s request.

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